Exhibit 99

                PHC, INC. ANNOUNCES FISCAL 2004 FINANCIAL RESULTS


FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
---------------            --------------------------
PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Matthew Hayden
978-536-2777               843-272-4653

>>   RECORD  FOURTH  QUARTER  EARNINGS  OF $532,454 OR $0.03 PER SHARE
>>   FOURTH QUARTER REVENUES INCREASED 20% TO $7.6 MILLION
>>   FISCAL 2004 REVENUES INCREASED 12% TO $26.6 MILLION
>>   2004 NON-PATIENT OPERATIONS REVENUE INCREASED 63%
>>   SHAREHOLDERS' EQUITY INCREASED 177% TO $5.4 MILLION ON JUNE 30th

Peabody, MA, September 2, 2004 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services, today announced its fourth quarter and year end financial results for fiscal 2004, which ended June 30, 2004.

Revenues for the fourth quarter increased 20 percent to $7.6 million from the $6.3 million reported in the fiscal fourth quarter of 2003, due to increases in revenue from all three of the Company's operating segments. Net income from ongoing operations for the quarter increased 183.8 percent to $533,083, a record for the 4th quarter compared to the year ago period. Net income applicable to common shareholders for the three months was $532,454, or $0.03 per diluted share, up from $179,786, or $0.01 per diluted share for the fourth quarter of fiscal 2003. This was the Company's 14th consecutive quarter of operating profitability, with the exception of the previously reported litigation settlement and related legal costs.

Revenues for the fiscal year ended June 30, 2004 increased 12 percent to $26.6 million from the $23.8 million reported in fiscal 2003. Non-patient operations revenue, which includes pharmaceutical studies and contract support services, increased 63.3 percent to $4.2 million versus $2.6 million last year. Revenue from the Company's Wellplace division nearly doubled to $3.0 million in 2004 from $1.6 million in 2003, an increase of 80.9 percent, and revenue for the
Company's Research Division, operating under the Pivotal Research name, increased 32.4 percent to $1.2 million from $940,772 last year. This increase included two months revenue of $699,341 from Pivotal, which was recently acquired.







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
The Company's results were impacted by $1.03 million in one-time expenses related to the Company's settlement of a malpractice lawsuit against a subsidiary. After the full effect of these one-time expenses, the net loss applicable to common shareholders was $257,003 compared to net income of $977,742 for 2003. The Company reported a fully diluted loss per share for 2004 of $(0.02) versus earnings per share of $0.07 on fewer shares outstanding last year. The number of diluted shares outstanding increased to 17,337,923 for the quarter June 30, 2004 from 14,774,203 for the quarter June 30, 2003. Exclusive of the one-time expenses, the Company's earnings would have been $772,997.

Bruce A. Shear, Chairman and Chief Executive Officer, commented, "Strong increases in each of our three operating segments, Wellplace, Pivotal Research and Behavioral Health Service, produced strong revenue growth and lead to record profitability levels for the fourth quarter, validating our business strategy and providing momentum and optimism for fiscal 2005. We achieved our stated goal of double-digit revenue growth for fiscal 2004, with a 12 percent increase which we expect will accelerate in 2005. We continue to strengthen our balance sheet, by reducing debt and increasing cash and shareholders' equity, and we expect these positive trends to continue in 2005."

Other operational highlights include:

o The acquisition of Pivotal has been completed and integrated with the Company's pharmaceutical research operations consolidated under the Pivotal name and management. In the two months following the closing of the acquisition, Pivotal contributed more than $699,000 in revenue. The Company currently has more than eighty (80) active studies.

o As part of the acquisition, the Company completed a private placement of its Common Stock in two stages. In March, the Company issued 684,999 shares of Class A Common Stock for $753,500 and warrants to purchase 171,248 additional shares of Class A Common Stock. As a result of second stage of this offering, in April 2004, the Company issued 1,918,196 shares of Class A Common Stock for $2,110,016 and warrants to purchase 479,549 additional shares of Class A Common Stock.

o The expansion at the Detroit Medical Center is scheduled for mid-September, with the opening of the first 30-bed unit. Further anticipated expansion will result in a total of 114 acute and long-term psychiatric beds at this leased facility.

Mr. Shear concluded, "The attention on the importance of mental health is increasing, as both Presidential candidates have discussed plans for increasing funding and providing legislation to enhance American's ability to receive high-quality mental health care. Pioneer remains well-positioned to benefit from this trend going forward, and we look forward to meeting this increasing demand to assist those in need."

The Company's balance sheet continues to strengthen with a current ratio of 1.03:1 on June 30, 2004. Included in short-term liabilities is approximately $1.5 million mortgage debt held by GE Healthcare Financial Services, Inc. which matures in November 2004. The company is negotiating a renewal or replacement of this debt and is confident that it will be successful. The Company's auditors have indicated preliminarily that they may qualify their opinion if the debt is not replaced or a binding commitment is not secured prior to September 28, 2004. If this debt was classified as long term the current ratio would have been 1.29:1.

Shareholders' equity increased 177 percent to $5.4 million on June 30, 2004, from $1.9 million on June 30, 2003. Cash and equivalents also increased substantially to $594,823 on June 30, 2004, from $494,991 on June 30, 2003, an increase of 20 percent. Interest expense during fiscal 2004 decreased to $531,564 from the $542,269 paid during fiscal 2003.

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
About  Pioneer  Behavioral  Health  Pioneer
Behavioral  Health's core business provides inpatient and outpatient  behavioral healthcare services. The company contracts with national insurance companies, major transportation and gaming companies to provide behavioral health services. Pioneer's Pivotal Research division provides clinical research for leading pharmaceutical manufacturers. Pioneer also owns and operates Wellplace.com, a leading Internet-based provider of behavioral health services to consumers and professionals. For more information, please visit our web site at www.phc-inc.com or www.haydenir.com.

This press release may include forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release (or during this conference call). These factors and risks are discussed in the company's annual report on Form 10-KSB for the years ended June 30, 2002 and 2003, copies of which were filed with the Securities and Exchange Commission, and in our quarterly reports on Form 10-QSB filed with the Securities and Exchange Commission since October 2003.

                                - tables follow -


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


                                    PHC, INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                       FOR THE                      FOR THE
                                      THREE MONTHS                TWELVE MONTHS
                                        ENDED                        ENDED
                              ______________________________________________________

                                  06/30/04     06/30/03      06/30/04       06/30/03
                               ___________    __________    __________     ___________

Total Revenue                   $7,584,662    $6,313,932    $26,648,845    $23,833,323
Net Income (Loss)from Ongoing
Operations Before Dividends        533,083       192,066       (225,110)     1,002,516

Net Loss Attributable to
  Closed Operations                   (629)      (12,280)       (31,893)       (24,774)

Net Income (Loss)                  532,454       179,786       (257,003)       977,742

Basic Earnings (Loss)Per Share        0.03          0.01          (0.02)          0.07
Diluted Earnings (Loss)Per Share      0.03          0.01          (0.02)          0.07

Basic Shares Outstanding        16,551,383    14,066,254      14,731,395    13,944,047
Diluted Shares Outstanding      17,337,923    14,774,203      14,731,935    14,564,078


                            BALANCE SHEET HIGHLIGHTS
                                           As of June 30

                                    2004          2003            2002
                               ___________    __________       __________

Cash                           $   594,823    $  494,991      $  281,848
Total Current Assets             7,631,516     6,145,489       6,014,356
Net Property and Equipment       1,353,975     1,295,113       1,306,108
Total Assets                   $13,311,569    $9,411,723      $9,373,838
                               ___________    __________       __________


Total Current Liabilities      $ 7,390,661    $5,409,312      $5,722,920
Total Long Term Debt               553,871     2,030,285       1,819,026
Total Liabilities              $ 7,944,532    $7,476,466      $7,580,160
                               ___________    __________       __________

Shareholders' Equity           $ 5,367,037    $1,935,257      $1,793,678
Total Liabilities and Equity   $13,311,569    $9,411,723      $9,373,838
                               ___________    __________       __________


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